Free Writing Prospectus to Preliminary Terms No. 652

Registration Statement Nos. 333-250103; 333-250103-01

Dated February 1, 2021; Filed pursuant to Rule 433

Morgan Stanley

3-Year Worst-of GDX and SLV Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	VanEck Vectors® Gold Miners ETF (“GDX”) and iShares® Silver Trust (“SLV”)
Early redemption:	Determination dates:	Call threshold level:	Call premium:
	1st: August 23, 2021	100% of the initial share price for each underlying	6.625% to 7.625%
	2nd: November 23, 2021		9.9375% to 11.4375%
	3rd: February 24, 2022		13.25% to 15.25%
	4th: May 23, 2022		16.5625% to 19.0625%
	5th: August 23, 2022		19.875% to 22.875%
	6th: November 23, 2022		23.1875% to 26.6875%
	7th: February 23, 2023		26.50% to 30.50%
	8th: May 23, 2023		29.8125% to 34.3125%
	9th: August 23, 2023		33.125% to 38.125%
	10th: November 24, 2023		36.4375% to 41.9375%
Downside threshold level:	60% of the initial share price for each underlying
Pricing date:	February 23, 2021
Final determination date:	February 23, 2024
Maturity date:	February 28, 2024
CUSIP:	61771EW95
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/ 895421/ 000183988221001042/ ms652_fwp-00878.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in Worst Performing Underlying	Payment (per security)
1st Determination Date	-20%	--
2nd Determination Date	+20%	$1,099.375*
The securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,099.375 per security on the related early redemption date.

Hypothetical Payout at Maturity[1]
Assuming that one or both of the underlyings close below the respective initial share price(s) on each of the quarterly determination dates (beginning after six months), and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:
Change in Worst Performing Underlying	Payment (per security)
+30%	$1,397.50*
+20%	$1,397.50*
+10%	$1,397.50*
0%	$1,397.50*
-10%	$1,000
-20%	$1,000
-30%	$1,000
-40%	$1,000
-41%	$590
-50%	$500
-70%	$300
-90%	$100
*Assumes a call return of 13.25% per annum

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

•	The securities do not pay interest or guarantee the return of any principal.
•	The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each determination date.
•	The market price will be influenced by many unpredictable factors.
•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.
•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.
•	Not equivalent to investing in the underlying shares.
•	Reinvestment risk.
•	The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 3-year term of the securities.
•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.
•	The estimated value of the securities is approximately $926.60 per security, or within $45.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.
•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.
•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.
•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Shares

•	You are exposed to the price risk of each of the underlying shares.
•	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.
•	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities.
•	Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the gold and silver mining industry.
•	The prices of the GDX Shares are subject to currency exchange risk.
•	Adjustments to the GDX Shares or the index tracked by the GDX Shares could adversely affect the value of the securities.
•	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.
•	The securities are subject to risks associated with silver.
•	There are risks relating to trading of commodities on the London Bullion Market Association.
•	The performance and market price of the GDX Shares and the SLV Shares, particularly during periods of market volatility, may not correlate with the share underlying index or the component securities of the share underlying index, with respect to the GDX Shares, or the performance of its underlying commodity, with respect to the SLV Shares, or the net asset value per share of the respective underlying shares.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.